Exhibit n

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Forefront Income Trust (the “Trust”) on Form N-2 of our report dated October 20, 2014, with respect to our audit of the financial statements of Forefront Income Trust as of September 10, 2014 and for the period from March 11, 2014 through September 10, 2014, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” and “Experts” in the Form N-2 Registration Statement.

New York, NY

October 20, 2014

Marcum LLP ■ 750 Third Avenue ■ 11th Floor ■ New York, New York 10017 ■ Phone 212.485.5500 ■ Fax 212.485.5501 ■ marcumllp.com